ECOLOGIC TRANSPORTATION, INC.

September 26, 2014

PearTrack Systems Group, Ltd.

1134-E Ballena Blvd., Suite 6

Alameda, CA 94502

Attention:

Edward W. Withrow Jr, President & CEO

Re:

Letter of Intent for the exchange of shares of Ecologic Transportation, Inc., a Nevada corporation (“EGCT” or the “Company”), for all of the issued and outstanding shares of PearTrack Systems Group, Ltd., a Nevada corporation (“PTSG”).

Dear Mr. Withrow:

This letter will confirm the following general terms upon which the Boards of Directors of EGCT and PTSG will adopt an Agreement and Plan of Merger (the “Plan of Merger” and “Merger,” respectively), whereby EGCT will exchange shares of its $0.001 par value common voting stock for all of the issued and outstanding shares of PTSG, by the formation and merger of a wholly-owned subsidiary of EGCT with and into PTSG, with PTSG being the surviving corporation and the common shareholders of PTSG being issued shares of common stock of EGCT under the Merger and whereby PTSG will become a wholly-owned subsidiary of EGCT on the closing of the Merger (the “Closing”).  Subject to Board of Directors and PTSG shareholders approval, if necessary, EGCT shall have effected a merger with PTSG concurrently with the Closing.

We propose that a definitive agreement approved by our respective Boards of Directors be negotiated and executed which will set forth in detail our intent, upon the following general terms and conditions.

A.

Merger and Related Actions and Transactions.

(i)

At or before Closing, EGCT shall have (a) approved by a majority of its Board of Directors, a spinout of Ecologic Car Rentals, Inc., a wholly owned operating subsidiary, to its shareholders of record as of December 15, 2014, on a pro rata basis, through a dividend within 90 days of the Close of the Merger; and (b) approved by a majority of its Board of Directors, a spinout of Ecologic Products, Inc., a wholly owned operating subsidiary, to its shareholders of record as of December 15, 2014, on a pro rata basis, through a dividend within 90 days of the Close of the Merger. EGCT shall file an 8K Section 2.01 Completion of Acquisition or Disposition of Assets.

(ii)

At or before Closing, EGCT shall have effected a ten for one reverse split (the “Split”) of its pre-Merger issued and outstanding shares in a manner that is acceptable to EGCT and PTSG, and shall issue approximately 51,358,555 shares (the “post-Merger stockholder shares”), or approximately 90%, of its post-Merger $0.001 par value common voting stock, in exchange for all of the issued and outstanding shares of PTSG.

(iii)

Unless otherwise noted, all computations herein assume and give effect to the Split, which shall be effected prior to the Closing.

(iv)

Pursuant to the Merger, the existing stockholders of EGCT shall own approximately 5,706,506 post split shares or approximately 10% of the post-Merger issued and outstanding shares of EGCT.

(v)

At or before Closing, EGCT shall have increased its authorized shares of common stock from 75,000,000 to 250,000,000 shares and shall have authorized 25,000,000 shares of $0.001 par value preferred stock.

(vi)

At or before Closing, EGCT shall have changed its name to PearTrack Security Systems, Inc.

(vii)

The Merger is intended to be a tax-free reorganization under the U.S. Internal Revenue Code.

B.

Definitive Agreement.

The definitive agreement shall include, contain or provide:

(i)

Representations and Warranties.  Customary and usual representations and warranties by the parties, and the principal executive officer of each of the parties shall certify these representations and warranties “to his personal knowledge and information.”

(ii)

Opinions of Counsel.  For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar plans and parties.

(iii)

 Financial and Other Information.

(a)

The examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than at Closing of customary schedules listing each party’s material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested;

(b)

Each of the parties shall provide annual and interim financial statements consisting of a balance sheet and a related statement of income for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such audited statements shall be prepared in accordance with generally accepted accounting principles of the United States consistently applied, on Closing, for such period or periods as shall be set forth in the definitive agreement.

(iv)

Expenses.  In the event of the termination of this Letter of Intent for any reason, prior to the execution of the Plan of Merger, each party shall bear and pay its own costs and expenses and shall indemnify and hold the other parties harmless therefrom.

(v)

Conduct of Business of EGCT and PTSG Pending Closing.  Except as discussed in Paragraph A (i), (ii) and (iii) above and until consummation or termination of the Plan of Merger, EGCT and PTSG will conduct business only in the ordinary course and none of the assets of EGCT or PTSG shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party.

(vi)

A Current Report on Form 8-K will be prepared by EGCT, with the good faith assistance of the pre-Closing Officers and Directors of PTSG, and filed with the Securities and Exchange Commission in conjunction with the Closing of the Merger.

(vii)

Other.

(a)

EGCT and PTSG shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Closing of the Merger, and all applicable legal requirements shall have been satisfied, including, to the extent required, shareholder approval of the Merger.

(b)

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The definitive agreement shall be executed as soon as practicable following the execution of this Letter of Intent; This Letter of Intent will remain effective through October 31, 2014, unless terminated by either party.  The Letter of Intent may be extended past October 31, 2014, by written approval from both parties.

(c)

The Boards of Directors of EGCT and PTSG shall have approved the definitive agreement. The Shareholders of PTSG and a majority of the shareholders of EGCT shall have approved the definitive agreement.

(d)

All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses.

Ecologic Transportation, Inc.

Att:

William B. Nesbitt

1327 Ocean Ave Suite B

Santa Monica, CA 90401

Tel:

310.899.3900

Email:

bnesbitt@ecologictransportation.com

PearTrack Systems Group, Ltd.

Attn:

Edward W. Withrow Jr.

1134-E Ballena Blvd., Suite 6

Alameda, CA 94501

Tel:

510.865.1389

Email:

billw@peartrack.com

(e)

No finder’s fee or similar payment with respect to the Plan of Merger shall be paid by either party.

(f)

The definitive agreement shall contain customary and usual indemnification and hold harmless provisions.

(g)

The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of California.

(h)

Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party.

(i)

The substance of any public announcement with respect to the exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

(j)

Following execution and delivery of the Plan of Merger, that agreement will control the rights of the parties in this respect.

(k)

This Letter of Intent merely evidences the intention of the parties hereto and is not intended to be legally binding, except the provisions relating to public announcement and confidentiality.  The proposed agreement contemplated herein may be terminated in writing by any of the parties at any time prior to the execution of the definitive agreement.

C.

Counterparts.  This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

D.

Confidentiality.  By its execution hereof, EGCT acknowledges to and agrees with PTSG that in the exercise of the several rights granted to it pursuant to this Letter of Intent, EGCT, and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by PTSG or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an “Affiliate”).   Accordingly, EGCT hereby agrees that any and all Confidential Information disclosed or furnished to it or to any of its Affiliates, by PTSG or any of its Affiliates, is and shall remain proprietary to PTSG.  Neither EGCT, nor any Affiliate of EGCT, shall have any rights to distribute or divulge any of such Confidential Information to any third party, other than its legal, financial, accounting and auditing advisors, without PTSG’s prior consent, or to use any of such Confidential Information in any way detrimental to PTSG or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of PTSG’s or its Affiliates’ rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential information to solicit away from PTSG any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with PTSG.  For purposes of this Agreement, the term “Confidential Information” shall mean any and all proprietary information belonging to PTSG, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret.  EGCT expressly agrees and understands that its agreement to abide by the provisions of this Section D constitute a material part of the consideration inducing PTSG to enter into this Letter of Intent and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to PTSG.  In the event of any breach of this Section D, the parties hereby agree that, in addition to whatever other remedies may be available to PTSG, it shall be entitled to seek injunctive and other equitable relief, and PTSG hereby waives any bonding or other requirement as a precursor thereto.

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one to William B. Nesbitt at the notice address specified above.

SIGNATURES ON THE NEXT PAGE

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Confidential

Very truly yours,

/s/ William B. Nesbitt_______________

William B. Nesbitt

President & CEO

Dated this 26th day of September, 2014.

Ecologic Transportation, Inc.

Agreed and accepted,

/s/ Edward W. Withrow Jr.

_______

Edward W. Withrow Jr.

Dated this 26th day of September, 2014

President & CEO

PearTrack Systems Group, Ltd.

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EXHIBIT “A”

The following deliverables must be delivered to each party as part of the execution of the Plan of Merger.

•

Plan of Merger and related documentation.

•

Reverse Split 10 for 1 of the issued and outstanding shares.

•

Increase in authorized shares of common stock from 75,000,000 to 250,000,000 shares and new authorized 25,000,000 shares of $0.001 par value preferred stock.

* Execution of Closing documents by officers and directors of EGCT and PTSG.

-

Certain EGCT officers will offer resignations.

-

Directors of PTSG will be appointed to the board.

-

Transfer of shares.

* Post-Plan of Merger filings are made, with the following agencies (usually takes 7 to 10 business days).

-

Nevada Secretary of State - Articles of Amendment – reflecting new name “PearTrack Security Systems, Inc.” and increase in authorized common stock and authorization of preferred stock.

-

Nevada Secretary of State - Certificate of Designation – define rights, title, and preferences for classes of stock or warrants that are authorized (pre-Plan of Merger task).

-

National Quotation Bureau (“NQB”) – new CUSIP number.

-

Financial Industry Regulatory Authority (“FINRA”) – request new symbol, submit top three choices; “PTSS”, “PTRK” & “PEAR”

•

Order and issue new share certificates through Island Stock Transfer.

•

Current Report on Form 8-K, as filed with the SEC.

•

PTSG unaudited Financial Statements for the most recent required periods.

•

Pro forma combined balance sheet taking into consideration the Plan of Merger.

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